EXHIBIT 99.1
Contact:
Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673
For Immediate Release
FDA Approves Gen-Probe’s TIGRIS® Instrument to Screen Donated Blood for
West Nile Virus
— First Fully Automated Molecular System Enables Blood Centers to
Protect Blood Supply with Maximum Efficiency —
SAN DIEGO, CA, March 2, 2007 — Gen-Probe Incorporated (NASDAQ: GPRO) announced today that the U.S. Food and Drug Administration (FDA) has approved the Company’s PROCLEIX® TIGRIS® System, the first fully automated molecular diagnostics instrument, to screen donated blood, organs and tissues for West Nile virus (WNV) using the PROCLEIX WNV Assay.
“FDA approval of our unique PROCLEIX TIGRIS System for West Nile virus testing is a major milestone for Gen-Probe and a significant advance for blood centers nationwide,” said Henry L. Nordhoff, chairman, president and chief executive officer of Gen-Probe. “The PROCLEIX TIGRIS System is the only fully automated, high-throughput testing platform for molecular diagnostics, enabling blood centers to maximize the efficiency of blood screening. At the same time, it employs state-of-the-art process controls to minimize hands-on intervention and the potential for human error.”
To gain approval for WNV testing on the PROCLEIX TIGRIS System, Gen-Probe submitted to the FDA a 510(k) application for the instrument, as well as a supplement to the previously approved Biologics License Application (BLA) for the assay. The assay was approved in December of 2005 for use on the Company’s semi-automated instrument platform.
The fully automated, high-throughput PROCLEIX TIGRIS System can process 1,000 blood samples in about 14 hours. This level of productivity facilitates “individual donor testing,” which increases screening sensitivity and blood safety. Blood testing sites typically screen for WNV using pooled samples. When predetermined WNV prevalence triggers are met in their geographic areas, they switch to individual donor testing.
Blood centers have used the PROCLEIX TIGRIS System to screen millions of units of donated blood for WNV under an Investigational New Drug (IND) application since the summer of 2004.
WNV is a mosquito-borne virus that causes disease ranging from mild, flu-like symptoms to severe encephalitis. The first confirmed U.S. death resulting from transmission through donated blood was reported in 2002. In the fall of 2002, the FDA challenged industry to develop a test for the direct detection of WNV in donated blood by the summer of 2003. Within nine months, Gen-Probe and its partner Chiron, a Novartis business unit, had developed the PROCLEIX WNV Assay and began distributing it under an IND. WNV has continued to be a significant public health threat since that time.

According to the U.S. Centers for Disease Control and Prevention, more than 4,200 human cases of WNV infection occurred in 2006, and nearly 350 units of WNV-infected blood were intercepted.
The PROCLEIX TIGRIS System also is approved for commercial blood screening use with the PROCLEIX ULTRIO® Assay in many countries outside the United States. The PROCLEIX ULTRIO Assay simultaneously detects HIV-1, hepatitis C and hepatitis B.
In the clinical diagnostics arena, the TIGRIS system received 510(k) marketing clearance from the FDA in December 2003 for use with the APTIMA® Combo 2 assay to detect Chlamydia trachomatis and Neisseria gonorrhoeae.
Gen-Probe’s blood screening products are marketed worldwide by Chiron, a Novartis business unit. PROCLEIX and ULTRIO are trademarks of Chiron. TIGRIS is a trademark of Gen-Probe.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has more than 24 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,000 people. For more information, go to www.gen-probe.com.
Caution Regarding Forward-Looking Statements
Any statements in this press release about Gen-Probe’s expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning new products and customer adoption are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: (i) the risk that the market for the sale of our new products, such as our PROCLEIX WNV and ULTRIO assays and the PROCLEIX TIGRIS system, may not develop as expected, (ii) we may not be able to compete effectively, (iii) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, and (iv) we are dependent on Chiron and other third parties for the distribution of some of our products. The foregoing describes some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
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